Exhibit 99.1

          Carrollton Bancorp Elects an Independent Director

    BALTIMORE--(BUSINESS WIRE)--Jan. 30, 2007--Carrollton Bancorp
(NASDAQ:CRRB) the parent company of Carrollton Bank, has elected
Francis X. Ryan as an independent director of both the parent company and its lead subsidiary.

    Mr. Altieri stated that "Mr. Ryan's wealth of business and management experience and links to the community will immediately benefit the Company."

    Mr. Ryan, age 55, is President of F.X. Ryan & Assoc., a management consulting firm specializing in turnarounds, workouts, crisis management, strategic planning, and working capital management. He has been President since 1991. Mr. Ryan, a member of the Board of Paradigm Holdings Inc. from 2004 through present, and a member of the Board of Home International Inc. from 2005 to present, serves as chairman of the respective audit committees.

    Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

    For additional information or questions, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's
Internet site at www.carrolltonbank.com.

    CONTACT: Carrollton Bancorp
             James M. Uveges, 410-536-7308